Exhibit (d)

PRIVATE UNDERWRITING AGREEMENT ON MANDATORY PUBLIC OFFERINGS FOR THE ACQUISITION OF COMMON SHARES ISSUED BY TELE NORTE CELULAR PARTICIPAÇÕES S.A. AND AMAZÔNIA CELULAR S.A.

The Parties to this Agreement are:

I.	As the Offerer:

TELEMAR NORTE LESTE S.A., a business corporation, with head offices in the State of Rio de Janeiro, State of Rio de Janeiro, at Rua General Polidoro 99, registered with the Treasury Ministry on the National Corporate Tax-Payers’ Roll under CNPJ/MF Nº 3.000.118/0001-79, represented herein as set forth in its By-Laws (“Offerer”); and

II.	As the Underwriting Institution:

CREDIT SUISSE (BRASIL) S.A. CORRETORA DE TÍTULOS E VALORES MOBILIÁRIOS, with head offices in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima 3064 – 13th and 14th floors (part), registered with the Treasury Ministry on the National Corporate Tax-Payers’ Roll under CNPJ/MF Nº 42.584.318/0001-07, represented herein as set forth in its By-Laws (“Offerer”);

WHEREAS:

(A)	On December 20, 2007, the Offerer acquired direct stock control of TELE NORTE CELULAR PARTICIPAÇÕES S.A., a stock-issuing company with head offices in the City of Belo Horizonte, State of Minas Gerais, at Rua Levindo Lopes 258, registered with the Treasury Ministry on the National Corporate Tax-Payers’ Roll under CNPJ/MF Nº 02.558.154/0001-29 (“TNCP”) and consequently its subsidiary, AMAZÔNIA CELULAR S.A., a stock-issuing company with head offices in the City of Manaus, State of Amazonas, with head offices at Rua Guilherme Moreira 147, registered with the Treasury Ministry on the National Corporate Tax-Payers’ Roll under CNPJ/MF Nº 02.340.278/0003-33 (“Amazônia Celular”, together with TNCP called the “Companies”), through a private deal with the former controllers of the Companies;

(B)	The acquisition of control was disclosed to the market in compliance with the regulations in effect through a “Relevant Fact” on December 20, 2007;

(C)	As set forth in the Relevant Fact, the Offerer submitted applications to the Brazilian Securities Commission (CVM) and the São Paulo Stock Exchange (Bolsa de Valores de São Paulo S.A. ? BVSP) (“BOVESPA”) to register public offerings for the acquisition of up to all the common shares issued by each of the Companies, except for those held directly or indirectly by the Offerer, in compliance with Article 254-A of Law Nº 6,404, dated December 15, 1976, as altered, and CVM Instruction Nº 361, dated March 5, 2002, as altered (“CVM Instruction Nº 361/02”) (each of these Mandatory Public Offerings for divestment of control being called a “Mandatory IPO” and together being called the “IPOs”); and

(D)	As set forth in Article 4, Item IV of CVM Instruction Nº 361/02, the IPOs may be conducted only through a brokerage house or through a papers and securities distributor or a financial institution with an investment portfolio;

The Parties listed and identified above (herein after called together the “Parties”) have fully and fairly agreed between them to sign this Private Underwriting Agreement on Mandatory Public Offerings for the Acquisition of Common shares issued by Tele Norte Celular Participações S.A. and Amazônia Celular S.A. (“Agreement”), which will be ruled by the following Clauses and Conditions:

I

PURPOSE

1.1	This Agreement establishes the terms and conditions that will rule the appointment of the Underwriter by the Offerer to serve as the Underwriter Institution for the IPOs, as set forth in Article 7 of CVM Instruction Nº 361/02. The Parties hereby agree that the Offerer will, with the assistance of the Underwriter, take all decisions applicable to the IPOs, whereby they will be implemented in the fastest and most efficient manner, under the circumstances.

1.2	Each of the IPOs will begin only after: (a) the Offerer has obtained all the legal and regulatory authorizations required for the acquisition of the Companies, including all and any authorizations from the Brazilian Telecommunications Industry Regulator (ANATEL) “Authorizations”); (b) their respective registrations have been obtained from the Brazilian Securities Commission (CVM) and the São Paulo Stock Exchange (BOVESPA), in compliance with the governing law; and (c) the publication, in the form of an Announcement, of the respective documents for the IPOs, duly signed by the Underwriter and by the Offerer, as set forth in Article 11 of CVM Instruction Nº 361/02 (each of the Announcements being called an “Announcement” and together being called the “Announcements”).

1.3	Each of the IPOs must be conducted within a period of 30 (thirty) days as from the publication date of the respective Announcement thereof.

II

OBLIGATIONS OF THE UNDERWRITER

2.1	In compliance with the applicable regulations, the Underwriter hereby agrees to:

I.	assist the Offerer with the:

(a)	presentation of the IPOs to the investor public, in compliance with the regulations applicable thereto;

(b)	preparation of the documents required for the IPO registration processes with the CVM and BOVESPA, and the preparation of the notices, notifications, announcements and agreements as required for the approval and registration of the IPOs with the CVM and BOVESPA;

(c)	oversight of the IPO registration processes with the CVM and BOVESPA, including cooperation through responding to requests from the CVM or BOVESPA for the purposes of granting the registrations;

(d)	receipt and processing, either directly or through contracted brokerage houses of the statements of acceptance of the IPOs; and

(e)	announcement of the outcome of the IPOs, as set forth in Article 12 (and its Paragraphs) of CVM Instruction Nº 361/02, in the same newspapers in which the Announcements were published;

II.	as from this date, shares issued by the Companies may not be traded, nor may surveys be conducted and public reports issued on the companies and the IPOs;

III.	together with the Offerer, sign the Announcements as set forth in the Head Paragraph of Article Nº 361/02;

IV.	at its head offices, provide the stakeholders with a list of the names of the shareholders of the Companies as set forth in Article 10, Item IV of CVM Instruction Nº 361/02; and

V.	take all precautions and act with the high standards of diligence as required by Paragraph 2 of Article 7 of CVM Instruction Nº 361/02.

2.2	In compliance with regulations applicable thereto, the Underwriter will also guarantee the financial settlement of the IPOs.

2.3	The guarantee set forth on Clause 2.2 above, will be valid for the period stipulated in the respective Announcements of the IPOs, provided that the conditions of the IPOs are respected as described in the respective Announcements.

2.4	When rendering the services described herein, the Underwriter will deploy its professional expertise and experience in transactions of this type. The Offerer hereby declares that it is fully aware that the Underwriter will act under the terms of this Agreement as the agent thereof with the Management of the Offerer being responsible for taking any decisions related to the IPOs, including those arising from legal accounting, taxation or market issues, related to the IPOs.

III

OBLIGATIONS OF THE OFFERER

3.1	The Offerer hereby agrees to:

I.	bear the costs and expenditures of filing and registering all the acts related to the IPOs, with the CVM, BOVESPA and other competent entities, including:

(a)	expenditures required for the disclosure of the IPOs, including expenditures on the publication and disclosure of communiqués, notifications, relevant facts, announcements and other documents related to the IPOs;

(b)	registration of documents related to the IPOs with government entities;

(c)	reasonable and proven fees, costs and expenses for the lawyers contracted by the Underwriter to assist it in rendering the services encompassed by this Agreement;

(d)	possible future taxes, fees, costs and emoluments incurred or required, including but not limited to by the CVM and / or by BOVESPA, as well as any other expenditures related to the IPOs; and

(e)	at its head offices, provide the stakeholders with a list of the names of the shareholders of the Companies, as set forth in Article 10, Item IV of CVM Instruction Nº 361/02.

II.	in cooperation with the Companies, produce or supply all the documents or information required for analyzing the registration applications for the IPOs, providing any additional information that may be requested therefrom by the Underwriter, by BOVESPA or by the CVM, hereby agreeing that the underwriter will assist it in the preparation of such documents, based on its experience;

III.	provide the Underwriter and its consultants with access to all the information required to conduct the IPOs;

IV.	notify the Underwriter immediately of any Relevant Fact that might affect the decision by the investors to sell the shares in the IPOs, being held harmless against any liability arising from Paragraph 2 of Article 7 of CVM Instruction N 361/02, for non-compliance with the provisions set forth in this Item;

V.	not disclose any information to the public altering the contents of the registration of the IPOs with the CVM or BOVESPA, or that might constitute a waiver of any right set forth therein, without notifying the Underwriter in advance;

VI.	accept responsibility for the accuracy, truthfulness, quality and sufficiency of the information provided to the CVM and to the market;

VII.	reach agreement with the Underwriter on any communications with the media or government regulatory entities, including the CVM and BOVESPA, regarding the IPOs;

VIII.	comply fully with all the terms and conditions set forth in the Announcements;

IX.	if necessary, and as agreed, provide the Underwriter with the collateral that will be traded for the proper settlement of the IPOs, making payment to the Underwriter on the financial settlement date of the IPOs of the amount calculated thereby for the total value of the purchase of shares undertaken on behalf of the Offerer in the respective IPO;

X.	commission a qualified firm to draw up the evaluation reports for the respective IPOs as required by Article 8 of CVM Instruction Nº 361/02, bearing the costs corresponding thereto;

XI.	obtain the Authorizations and all the corporate approvals required to sign this Agreement and to conduct the IPOs, in compliance with the Governing Law and the By-Laws; and

XII.	in a timely and accurate manner, provide the Underwriter, CVM and / or BOVESPA with all information that may be requested under the aegis of the registration and launch processes of the IPOs.

IV

SETTLEMENT

4.1	The acquisition price of the shares will be settled by the Offerer with the shareholders through the Underwriter, after conducting the respective IPO on the BOVESPA, within its normal deadlines for the settlement of transactions. The Parties will enter into agreement on the collateral and the procedures for the proper settlement of the transactions.

V

REMUNERATION

5.1	The Offerer will owe the Underwriter remuneration corresponding to 0.35% (zero point three five percent) of the gross amount expended on the acquisition of the shares under the aegis of the IPOs, to be paid on the financial settlement dates of the respective Auction, as defined in the respective Announcements.

5.2	Immediately after presentation of the respective request, the Underwriter will be reimbursed for reasonable and proven expenditures, costs and emoluments incurred in the course of the services rendered as set forth herein, including overhead, travel, taxes on expenditures and commissions, and any other expenditures related to the IPOs, regardless of the outcome thereof.

5.3	Pursuant to the matters set forth above, the Offerer hereby agrees not to contract any other institution in order to conduct and/or undertake any transaction identical or similar to those described herein, without the express prior consent of the Underwriter, under penalty of reimbursing the Underwriter for all expenditures incurred thereby, as well as any possible future losses and damages, including but not limited to loss of profits.

5.4	The Offerer acknowledges that it is solely liable for all and any acts performed by the Underwriter under the aegis of this Agreement, agreeing to indemnify and hold the Underwriter harmless against any liability, as well as its respective directors, officers, employees and consultants, for any losses, damages or obligations resulting directly or indirectly for rendering the services described herein, also agreeing to reimburse the Underwriter and any of the persons mentioned above for any expenditures that may be incurred thereby to defend the respective rights and interests that might be borne thereby as a result of the services described herein, unless such losses, damages, obligations or expenditures result from any fault or deliberate malice on the part of the Underwriter or any of the individual persons and corporate legal entities mentioned above, duly proven through a final decision that has transited in rem judicatam, not open to appeal. The provisions set forth in this Clause 5.4 do not curtail or suppress the liability of the Underwriter as assigned thereto in CVM Instruction Nº 361/02.

5.5	The work of the underwriter will be based on information obtained from the Offerer and the Companies, the administrators, board members, directors, officers, employees, outside advisors and other service providers involved. The Offerer is liable for the truthfulness, quality and sufficiency of the information supplied to the Underwriter, the CVM and the market, as well as for any possible future damages caused to the Companies, their respective shareholders and to third parties due to the falseness, inaccuracy or issue of such information, with the Underwriter not being held liable for incorrect facts escaping its scrutiny, as set forth in CVM Instruction Nº 361/02.

5.6	The Offerer will be liable for all taxes, levies, charges etc., such as the Income Tax Withheld at Source (IRRF), Social Integration Program (PIS), Social Security Financing Levy (COFINS), Social Security on Net Profits (CSLL) Withheld at Source, Service Tax (ISS), etc. (“Taxes”) owed directly or indirectly as a result of the obligations arising from this Agreement and falling due on the remuneration, expenditures, reimbursements and commissions described above. Should any Taxes be due, the Offerer must pay the additional amounts as needed so that, after such deductions, settlements or collections, the Underwriter receives an amount equivalent to that which it would have received if such deductions, settlements or collections had not been necessary.

VI

DECLARATIONS

AND GUARANTEES

6.1	The Underwriter hereby declares and guarantees for all due purposes and effects of law that:

I.	it is duly authorized to sign this Agreement and comply with the obligations accepted hereby, having complied with all legal and statutory requirements established for this purpose;

II.	the signature of this Agreement and compliance with the obligations set forth herein do not breach any obligation accepted previously with third parties;

III.	this Agreement constitutes a legal, valid and binding obligation that is enforceable in compliance with the terms and conditions hereof; and

IV.	it is aware of all the terms of CVM Instruction Nº 361/02 and other legal and regulatory provisions applicable hereto, including those related to the Brazilian Telecommunications Industry Regulator (ANATEL), and will take all steps and measures that may reasonably be required to ensure the proper organization and conduct of the IPOs.

6.2	The Offerer hereby declares and guarantees for all purposes and effects of law, that:

I.	it is duly empowered to sign this agreement and fulfill the obligations set forth herein, being compliant with all legal and statutory requirements established for this purpose;

II.	the signature of this Agreement and compliance with the obligations set forth herein do not breach any obligation accepted previously with third parties;

III.	this Agreement constitutes a legal, valid and binding obligation that is enforceable in compliance with the terms and conditions hereof; and

IV.	the Companies are corporations that are duly established and existing in compliance with Brazilian laws;

V.	it is aware of its obligation under the law or the directives issued by the CVM in terms of the sufficiency and quantity of the information supplied to the CVM and the market throughout the entire conduct of the IPOs, as required for investors to take decisions, in addition to the data presented in the Announcements and the evaluation reports; and

VI.	it is aware of all the terms of CVM Instruction Nº 361/02 and other legal and regulatory provisions applicable thereto, and will take all steps and measures that may reasonably required thereof for the proper conduct of the IPOs.

VII

RESCISSION

7.1	The Agreement may be rescinded at any time by either of the Parties, through prior notification forwarded 30 (thirty) days in advance to the other Party, with all expenditures incurred by the Underwriter through this Agreement and related to the transactions set forth herein being reimbursed in any case to the Underwriter by the Offerer, with the obligation to indemnify of the Offerer remaining fully effective, as set forth in Clause 5.4 above.

7.2	Without adversely affecting the provisions set forth above, rescission after the publication of the Announcements approved by the CVM requires prior authorization therefrom and is subject to the terms and conditions set forth in CVM Instruction Nº 361/02.

7.3	The Offerer hereby declares that it is aware of the irrevocable nature of the IPOs, as set forth on Item IX of Article 4 of CVM Instruction Nº 361/02.

VIII

ALTERATION AND DURATION

8.1	Any alteration to the Clauses of this Agreement after the presentation of the application to register the Offering must be submitted in advance to the CVM. After the publication of the Announcement, any alteration hereto requires prior authorization from the CVM.

8.2	This Agreement enters into effect on the signature date hereof, expiring on full compliance by the Parties hereto with all the main and ancillary obligations arising from this Agreement.

IX

COMMUNICATIONS

9.1	The communications to be forwarded by either of the Parties under the terms set forth in this Agreement will be deemed to have been delivered when received against written confirmation of receipt or “notice of receipt” issued by Brazilian Post and Telegraphs Company or by telegram at the addresses given below. Communications made by facsimile or electronic mail will be deemed as having been received on the date of the forwarding thereof, provided that their receipt is confirmed through the sendback (receipt issued by the machine used by the sender). The respective original document must be forwarded to the addresses listed below within up to 2 (two) business days after forwarding the message. Any alteration to either of the following addresses must be notified to the other Parties by the Party whose address is altered.

I.	Company: Telemar Norte Leste S.A.

Rua General Polidoro 99

22280-001 Rio de Janeiro, RJ

Attention:	José Luís Magalhães Salazar
Telephone:	(21) 3131.1212
Facsimile:	(21) 3131.2626

II.	Underwriter:

Credit Suisse (Brasil) S.A. Corretora de Títulos e Valores Mobiliários

Avenida Brig. Faria Lima 3064, 13th and 14th floors (part)

01451-000 São Paulo, SP

Attention:	Milena Aloisi Telephone: (11) 3841.6263
Facsimile:	(11) 3841.6209
Ombudsman:	(11) 0800.173683

X

LAW COURTS

10.1	The Law Courts of the City of São Paulo are hereby elected to settle any matters arising from this Agreement, without excluding any others.

XI

GENERAL PROVISIONS

11.1	Should either of the parties not demand immediate compliance with the obligations arising from this Agreement, this will constitute mere forbearance by such Party, and may not be categorized in any matter whatsoever as novation or precedent that may be invoked by the other Party.

11.2	The Offerer hereby agrees to the engagement of the Underwriter in other transactions similar to that encompassed by this Agreement on either the Brazilian or international markets, related to papers issued by enterprises other than the Companies.

11.3	Should any provision in this agreement be or become null and void, open to annulment, invalid or non-enforceable, the validity of any other provision hereof will not be adversely affected and will remain in full effect.

Being in full and fair agreement, they sign this document in 3 (three) copies of identical form and content, for one sole purpose in the presence of the 2 (two) witnesses below.

São Paulo, July 7, 2008.

The signatures are appended on the next 3 (three) pages

PRIVATE UNDERWRITING AGREEMENT ON MANDATORY PUBLIC OFFERINGS FOR THE ACQUISITION OF COMMON SHARES ISSUED BY TELE NORTE CELULAR PARTICIPAÇÕES S.A. AND AMAZÔNIA CELULAR S.A.

SIGNATURE PAGE 1 / 3

TELEMAR NORTE LESTE S.A.

Signed	/s/ Luiz Eduardo Falco Pires Corrêa	Signed	/s/ José Luis Magalhães Salazar
Name:	Luiz Eduardo Falco Pires Corrêa	Name:	José Luis Magalhães Salazar
Position:	Chief Executive Officer	Position:	Chief Financial Officer

PRIVATE UNDERWRITING AGREEMENT ON MANDATORY PUBLIC OFFERINGS FOR THE ACQUISITION OF COMMON SHARES ISSUED BY TELE NORTE CELULAR PARTICIPAÇÕES S.A. AND AMAZÔNIA CELULAR S.A.

SIGNATURE PAGE 2 / 3

CREDIT SUISSE (BRASIL) S.A. CORRETORA DE TÍTULOS E VALORES MOBILIÁRIOS

Signed	/s/ Luiz Guilherme da Costa M.M. de Mendonça	Signedi	/s/ Gustavo M. Salomão
Name:	Luiz Guilherme da Costa M.M. de Mendonça	Name:	Gustavo M. Salomão
Position:	Legal Representative	Position:	Director

PRIVATE UNDERWRITING AGREEMENT ON MANDATORY PUBLIC OFFERINGS FOR THE ACQUISITION OF COMMON SHARES ISSUED BY TELE NORTE CELULAR PARTICIPAÇÕES S.A. AND AMAZÔNIA CELULAR S.A.

SIGNATURE PAGE 3 / 3

WITNESSES

Signed	/s/ Cassia de Oliveira	Signed	/s/ Mariana Scarabelli dos Santos
Name:	Cassia de Oliveira	Name:	Mariana Scarabelli dos Santos
ID Nº: RG 45.155.121-7 SSP/SP		ID Nº: RG 29.260.077-X SSP/SP
Tax Nº: CPF/MF 342.986.718-23		Tax Nº: CPF/MF 322.170.858-08